Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES PROVIDES UPDATE ON PROGRESS WITH REFINED COAL ACTIVITIES

Management to Present at Two Investment Conferences

in New York City and San Francisco

LITTLETON, CO – September 7, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today provided an update on the progress of Clean Coal Solutions, LLC (“Clean Coal”), its joint venture with an affiliate of NexGen Resources Corporation and an affiliate of The Goldman Sachs Group, Inc. Clean Coal’s patented CyClean technology is used to produce Refined Coal (“RC”), which reduces emissions of NOx and mercury, and qualifies for IRS Section 45 tax credits of over $6.33 per ton of coal.

To date, Clean Coal has installed seven RC systems at utility sites, and is on schedule for three additional units to be installed and operational this month. Clean Coal expects to install another ten systems by year-end, for a total of 20 systems installed or committed for construction in 2011, an increase from commitments made last month for 16 systems.

Four of the installed systems have satisfied the “placed-in-service” requirements from initial operation. After initial operation, it takes approximately six months to obtain a permanent permit for full-time operation and to complete all necessary contracts. If all planned systems become fully operational, they should produce more than 30 million tons of RC per year. ADA expects to generate pre-tax income of approximately $1.00 per ton of RC per year for the 10-year life of the tax credits.

Clean Coal is financing the construction and installation of the new RC facilities with a line of credit with a commercial bank, which shortly we expect to expand to $15 million from $10 million in order to accommodate the increase in the number of expected RC systems.

Michael D. Durham, President and CEO and Mark McKinnies, Senior Vice President and CFO will discuss these updates and other corporate developments in a presentation to institutional investors at the following two investment conferences:

•	Rodman & Renshaw Annual Global Investment Conference: Monday, September 12, 2011 at 3:15 PM ET at The Waldorf Astoria in New York.

•	Wedbush Clean Technology and Industrial Growth Conference: Thursday, September 15, 2011 at 3:00 PM PT at The Westin Hotel in San Francisco.

A copy of the slides being used for these conferences will be available on September 12, 2011 via the Investor Information section of the Company’s website at www.adaes.com. A live webcast of the Rodman & Renshaw Conference presentation will be accessible at the same location. Additionally, the presentation slides will be filed as a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on September 12, 2011.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes and the presentations referenced in this release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding growth in the markets for our products and services; amount and timing of revenues, earnings, operating income, cash flows and other financial measures; timelines for our projects; expansion of CCS’ line of credit with a commercial bank; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the number of refined coal facilities to be installed by year end, when such facilities will be operational and the amount of refined coal capable of being produced from such facilities; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, our inability to satisfactorily resolve outstanding indemnity obligations relating to the recently settled Norit arbitration; adverse outcomes in future legal proceedings; as well as other business related difficulties or complications that could impact our ability to execute on available opportunities, including lack of working capital to operate our businesses and meet our obligations, changes in laws and regulations, government funding, prices, economic conditions and market demand, timing and impact of new and pending laws and regulations and any legal challenges to them, the impact of competition, availability, cost of and demand for alternative energy sources and other technologies, technical, start-up and operational difficulties, inability to commercialize our technologies on favorable terms, our inability to ramp up our operations to effectively address expected growth in our target markets, additional risks related to CCS including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, termination of the leases for such facilities, failure to obtain an increase in its line of credit with a commercial bank, decreases in the production of refined coal by the lessee, plant outages, seasonality, inability to obtain permits and failure to build or monetize new facilities to meet the Section 45 tax credit placed-in-service date; availability of raw materials and equipment for our businesses; loss of key personnel; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836-9613
www.adaes.com		MDixon@equityny.com
Devin Sullivan, (212) 836-9608
DSullivan@equityny.com